Exhibit 1.1


                             INVESTMENT AGREEMENT


                                 by and among


                              GLOBAL SIGNAL INC.

                                      and

               THE INVESTORS NAMED ON THE SIGNATURE PAGE HEREIN





                                  Dated as of

                               February 14, 2005

                               TABLE OF CONTENTS


                                                                         Page
                                                                         ----
                                   ARTICLE I


                                  DEFINITIONS


                                  ARTICLE II


                          PURCHASE AND SALE OF SHARES

Section 2.1 Notice of Commitment Amount......................................5
Section 2.2 Issuance and Sale................................................5
Section 2.3 The Purchase Price...............................................6
Section 2.4 Repurchase Option................................................6
Section 2.5 Default by One or More of the Investors..........................6
Section 2.6 Investor Agreement...............................................6

                                  ARTICLE III


                                  THE CLOSING

Section 3.1 The Closing......................................................7
Section 3.2 Deliveries.......................................................7

                                  ARTICLE IV


                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1 Organization; Subsidiaries.......................................7
Section 4.2 Due Authorization................................................8
Section 4.3 Capitalization...................................................9
Section 4.4 SEC Reports......................................................10
Section 4.5 Financial Statements.............................................10
Section 4.6 Litigation.......................................................10
Section 4.7 Consents and Approvals...........................................11
Section 4.8 Compliance with Laws.............................................12
Section 4.9 Financial Advisory, Legal and Other Fees.........................12
Section 4.10 Board of Directors..............................................12
Section 4.11 Information Statement...........................................12
Section 4.12 Taxes  13
Section 4.13 REIT Qualification..............................................13

                                   ARTICLE V


                REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Section 5.1 Investment.......................................................13
Section 5.2 Rule 144.........................................................14
Section 5.3 Organization; Etc................................................14
Section 5.4 Authority........................................................14
Section 5.5 Non-Contravention................................................14
Section 5.6 Consents and Approvals...........................................15
Section 5.7 Brokers and Finders..............................................15
Section 5.8 Sufficient Funds.................................................15
Section 5.9 Information Supplied.............................................15

                                  ARTICLE VI


                                   COVENANTS

Section 6.1 Conduct of the Business Pending the Closing......................16
Section 6.2 Information Statement............................................17
Section 6.3 Listing Obligation...............................................17
Section 6.4 Cooperation......................................................18
Section 6.5 Notification of Certain Matters..................................18
Section 6.6 Consent; Approvals...............................................18
Section 6.7 Further Assurances...............................................18
Section 6.8 Use of Proceeds..................................................18
Section 6.9 Waiver of Piggyback Registration Rights For Shelf Registratin....19
Section 6.10 Exception to Ownership Limits...................................19

                                  ARTICLE VII


                             CONDITIONS PRECEDENT

Section 7.1 Conditions to Obligations of the Investors and the Company.......19
Section 7.2 Conditions to Obligations of the Investors.......................19
Section 7.3 Conditions to Obligations of the Company.........................20

                                 ARTICLE VIII


                                  TERMINATION

Section 8.1 Termination......................................................21

                                  ARTICLE IX


                                INDEMNIFICATION

Section 9.1 Survival of Representations and Warranties.......................22
Section 9.2 Indemnification..................................................22
Section 9.3 Procedure for Indemnification....................................24
Section 9.4 Sole Remedy......................................................26

                                   ARTICLE X


                                 MISCELLANEOUS

Section 10.1 Governing Law...................................................26
Section 10.2 Jurisdiction; Forum; Service of Process; Waiver of Jury Trial...26
Section 10.3 Successors and Assigns..........................................26
Section 10.4 Fees and Expenses...............................................27
Section 10.5 Entire Agreement; Amendment.....................................27
Section 10.6 Notices.........................................................27
Section 10.7 Delays or Omissions.............................................29
Section 10.8 Counterparts....................................................29
Section 10.9 Severability....................................................29
Section 10.10 Titles and Subtitles...........................................29
Section 10.11 No Public Announcement.........................................29

                  THIS INVESTMENT AGREEMENT is made and entered into as of February 14, 2005 (the "Agreement"), by and among (a) Global Signal Inc., a Delaware corporation (the "Company"); (b) Fortress Investment Fund II LLC, a Delaware limited liability company ("Fortress"); (c) Abrams Capital Partners II, L.P., a Delaware limited partnership, Abrams Capital Partners I, L.P., a Delaware limited partnership, Whitecrest Partners, L.P., a Delaware limited partnership, Abrams Capital International, LTD, a Cayman Island limited liability company and Riva Capital Partners, L.P., a Delaware limited partnership (collectively, "Abrams"); and (d) Greenhill Capital Partners, L.P., a Delaware limited partnership, Greenhill Capital Partners (Executive), L.P., a Delaware limited partnership, Greenhill Capital, L.P., a Delaware limited partnership, Greenhill Capital Partners (Cayman), L.P., a Cayman Islands limited partnership, Greenhill Capital Partners (Employees) II, L.P., a Delaware limited partnership (collectively, "Greenhill", and together with Fortress and Abrams, the "Investors", and each individually, an "Investor"). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in Article I. References herein to sections shall be to sections of this Agreement, and references herein to this Agreement shall include each of the Exhibits and Schedules attached hereto.

                  WHEREAS, the Company has entered into an Agreement to Contribute, Lease and Sublease, dated the date hereof, with Sprint Corporation and the Sprint Corporation subsidiaries named therein (the "Contribution Agreement"), whereby the Company will lease or otherwise operate certain communication towers and enter into the related transactions contemplated thereby (collectively, the "Transaction");

                  WHEREAS, in connection with the Transaction, the Investors desire to subscribe for and purchase, and the Company desires to sell to the Investors, upon the terms and subject to the conditions set forth herein, shares of the Company's common stock, par value $0.01 per share (the "Common Stock");

                  WHEREAS, at the Closing, the Investors and the Company desire to enter into an option agreement, the form of which is attached hereto as Exhibit A (the "Option Agreement"), pursuant to which the Company shall have the right and option (but not the obligation) to purchase a portion of the shares of the Company's Common Stock issued to the Investors pursuant to this Agreement.

                  WHEREAS, the Company has obtained the Written Consent of Stockholders In Lieu of a Special Meeting attached hereto as Exhibit B for the issuance of the Shares (as defined below) (the "Stockholder Approval"); and

                  WHEREAS, each Investor is a Stockholder (as such term is defined in the Amended and Restated Investor Agreement dated as of March 31, 2004 among Global Signal Inc., Fortress Pinnacle Acquisition LLC, Greenhill Capital Partners, L.P. and its related partnerships named therein, Abrams Capital Partners II, L.P. and certain of its related partnerships named therein, and other parties named therein (the "Investor Agreement")) and the Shares issued pursuant to this Agreement are Registrable Securities (as such term is defined in the Investor Agreement) and as such the Company and the Investors are subject to the rights, privileges and obligations of the Investor Agreement with respect to the Shares issued pursuant to this Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                  ARTICLE I

                                  DEFINITIONS
                                  -----------

                  As used herein, the following terms shall have the meanings set forth below:

                  Abrams Representative means David Abrams.

                  Affiliate shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended. Affiliates of any Investor shall be deemed to include limited partners in, and other direct or indirect owners of such Investor, together with entities owned, controlled or managed by any or all of such Persons.

                  Closing has the meaning ascribed thereto in Section 3.1.

                  Closing Date means the date on which the Closing occurs.

                  Code means the Internal Revenue Code of 1986, as amended.

                  Contribution Agreement has the meaning ascribed thereto in the second whereas clause above.

                  Commitment Amount means up to $500,000,000; provided, however, that such amount shall be reduced by (i) an amount equal to the net proceeds received by the Company pursuant to any public or private offering of equity securities of the Company that is consummated on or before the Closing Date ("Offering Reduction") and (ii) an amount equal to any borrowings outstanding under any credit facility or similar agreements provided in connection with the Transaction in excess of $750,000,000 on the Closing Date; provided, further, that in no event shall the Commitment Amount be less than $250,000,000.

                  Encumbrance means, with respect to any Person, any mortgage, pledge, charge, claim, option, proxy, voting trust, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or capital lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

                  Fortress Representative means Randal A. Nardone and Jonathan Ashley.

                  Governmental Entity means any supernational, national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

                  Greenhill Representative means Robert H. Niehaus.

                  Indemnified Person has the meaning ascribed to it in Section 9.2(b).

                  Indemnifying Party has the meaning ascribed to it in Section 9.3(a).

                  Indemnitee has the meaning ascribed to it in Section 9.3(a).

                  Information Statement has the meaning ascribed to it in
Section 6.2.

                  Investor Indemnified Person has the meaning ascribed to it in Section 9.2(a).

                  Knowledge of a party hereto means the actual knowledge of any executive officer after due inquiry.

                  Laws means all foreign, federal, state, and local laws, statutes, ordinances, rules, regulations, orders, judgments, decrees and bodies of law.

                  Lien means with respect to any asset or right, any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, claim, charge, security interest, conditional sale agreement, title, exception, or Encumbrance, option, right of first offer or refusal, easement, servitude, voting or transfer restriction, or any other right of another to or adverse claim or any kind in respect of such asset or right.

                  Losses means each and all of the following items: claims, losses, liabilities, obligations, payments, damages (actual or punitive), charges, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, costs and expenses of investigation, actions, suits, proceedings, demands, assessments and fees, expenses and disbursements of counsel, consultants and other experts).

                  Material Adverse Effect means any event which has had, has or would reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of the Company and its Subsidiaries, taken as a whole, other than (i) as a result of changes in general economic or industry conditions or changes in applicable Laws, rules or regulations or (ii) as a result of changes arising out of the announcement of the transactions contemplated by this Agreement or the Contribution Agreement.

                  Option Per Share Price means $26.50.

                  Per Share Price means $25.50.

                  Person means any individual, firm, corporation, limited liability company, partnership, company, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

                  Purchase Price for each Investor means the Per Share Price multiplied by the aggregate number of Shares purchased by such Investor pursuant to this Agreement.

                  Repurchase Amount means the difference between the Commitment Amount set forth in the Commitment Amount Notice and $250,000,000.

                  Repurchase Shares means that number of shares of Common Stock equal to the quotient of the Repurchase Amount divided by the Option Per Share Price, such number to be rounded upwards to the nearest whole number.

                  SEC means the United States Securities and Exchange Commission and any successor Governmental Entity.

                  Securities Act means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act shall include reference to the comparable section, if any, of such successor federal statute.

                  Shares means that number of shares of Common Stock equal to the quotient of the Commitment Amount divided by the Per Share Price, such number to be rounded upwards to the nearest whole number.

                  Sites means the physical locations of the Towers.

                  Investor Agreement means the Amended and Restated Investor Agreement dated as of March 31, 2004 among Global Signal Inc., Fortress Pinnacle Acquisition LLC, Greenhill Capital Partners, L.P. and its related partnerships named therein, Abrams Capital Partners II, L.P. and certain of its related partnerships named therein, and other parties named therein.

                  Subsidiary means as to any Person, each corporation, partnership or other entity of which shares of capital stock or other equity interests having ordinary voting power (other than capital stock or other equity interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, or the management of which is otherwise controlled, directly or indirectly, or both, by such Person.

                  Transaction has the meaning ascribed to it in the second whereas clause above.

                  Transaction Agreements means the Contribution Agreement and the Master Lease and Sublease by and among the Company and certain Sprint Corporation subsidiaries.

                  Towers means the communications towers owned, leased or managed by the Company, including the attached guy wires located at the Company's Sites.

                                  ARTICLE II

                          PURCHASE AND SALE OF SHARES
                          ---------------------------

                  Section 2.1 Notice of Commitment Amount. The Company shall deliver to the Investors a notice setting forth the Commitment Amount at least 10 business days prior to the Closing (the "Commitment Amount Notice") provided, however, that, the Company shall be entitled until the Closing Date to amend the Commitment Amount Notice to reduce the Commitment Amount.

                  Section 2.2 Issuance and Sale. Upon the terms and conditions set forth herein, at the Closing, the Company shall issue and sell to each Investor and each Investor shall purchase from the Company that number of shares of Common Stock equal to the product of the Shares multiplied by the percentage set forth opposite such Investor's name on Exhibit C hereto. Notwithstanding anything to the foregoing set forth herein, each Investor shall have the right to assign its right to purchase Shares to one or more of its affiliates (as defined in Rule 12b-2 of the Securities Exchange Act of 1934) but any such transfer of assignment shall not relieve such Investor of its obligations hereunder.

                  Section 2.3 The Purchase Price. Each of the Investors shall pay to the Company, by wire transfer of immediately available funds, the Purchase Price in consideration for the Shares purchased by such Investor pursuant to this Agreement.

                  Section 2.4 Repurchase Option. Upon the terms and conditions set forth herein, at the Closing, the Investors and the Company shall enter into the Option Agreement, pursuant to which each Investor shall issue to the Company a one-time right and option (but not the obligation) to purchase for cash (the "Repurchase Option") from such Investor that number of shares of Common Stock issued to such Investor hereunder equal to the product of the Repurchase Shares multiplied by the percentage set forth opposite such Investor's name on Exhibit C hereto, at a price per share equal to the Option Per Share Price, provided, however, the Company shall not be entitled to a Repurchase Option and no Option Agreement shall be executed at the Closing, if an Offering Reduction occurs prior to the Closing. Such Repurchase Option shall be available for a period commencing on the Closing Date and concluding one day following the six month anniversary of the Closing Date.

                  Section 2.5 Default by One or More of the Investors. If on or prior to the Closing Date any one or more of the Investors shall fail or refuse to purchase the Shares that it has agreed to purchase hereunder, the remaining Investors shall each have the right but not the obligation to purchase such Shares of the breaching Investor by delivery of a written notice to the Company; provided, however, that if the number of Shares of the breaching Investor which the non-breaching Investors desire to purchase pursuant to this Section 2.5 exceeds the total number of Shares which were to be purchased by the breaching Investor, then each non-breaching Investor shall be entitled to purchase pro rata a portion of the total number of the Shares which were to be purchased by the breaching Investor and to the extent a non-breaching Investor elects not to purchase its pro rata share the remaining Investor shall have the right to purchase any remaining Shares of the breaching Investor.

                  Section 2.6 Investor Agreement. The Company acknowledges and agrees with each of the Investors that upon the Closing Date, each of the Investors shall be deemed to be a "Stockholder" as such term is defined in the Investor Agreement and that any Shares purchased by an Investor pursuant to this Agreement shall be deemed to be "Registrable Securities" for the purpose of the Investor Agreement provided however, upon written request of any Investor the Company and each of the other Investors agrees to execute an amendment to the Investor Agreement pursuant to which an Investor to this Agreement may be added as a party thereto.

                                  ARTICLE III

                                  THE CLOSING
                                  -----------

                  Section 3.1 The Closing. Subject to the satisfaction or waiver of the conditions contained in Article VII, the closing (the "Closing") of the purchase and sale of the Shares and the issuance of the Repurchase Option will take place at the office of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York at the same time as the closing of the Transaction.

                  Section 3.2 Deliveries(a) . Subject to the satisfaction or waiver of each of the conditions hereof, at the Closing, the Company shall deliver to each Investor against payment of such Investor's portion of the Purchase Price: (i) one certificate representing the appropriate number of Shares registered in the name of such Investor; (ii) each of the certificates, instruments and agreements required to be delivered by the Company pursuant to
Article VII; (iii) the executed Option Agreement; and (iv) such other documents as the Investor may reasonably request in connection with the Closing.

                  (b) Subject to the satisfaction or waiver of each of the conditions hereof, at the Closing, each Investor shall deliver to the Company:
(i) payment of the Purchase Price, by wire transfer of immediately available funds to an account or accounts designated by the Company prior to the Closing, for the Shares to be purchased by the Investor; (ii) each of the certificates, instruments and agreements required to be delivered by each of the Investor's pursuant to Article VII; (iii) the executed Option Agreement and (iv) such other documents as the Company may reasonably request in connection with the Closing.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

                  The Company hereby represents and warrants to each of the Investors that all of the statements contained in this Article IV are true and correct as of the date hereof and the Closing Date.

                  Section 4.1 Organization; Subsidiaries.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and corporate authority to carry on its business as it is now being conducted or presently proposed to be conducted. To the Company's Knowledge, the Company is duly qualified and licensed as a foreign corporation to do business and is in good standing (and has paid all relevant franchise or analogous taxes) in each jurisdiction where the character of its assets owned or held under lease or the nature of its business makes such qualification necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

                  (b) The Company owns, either directly or indirectly through one or more of its Subsidiaries, all of the capital stock or other equity interests of its Subsidiaries free and clear of all Liens, except those Liens pursuant to the credit and other loan agreements existing as of the date hereof. There are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever relating to issued or unissued capital stock or other equity interests of any Subsidiary, or any commitments of any character whatsoever relating to issued or unissued capital stock or other equity interests of any Subsidiary or pursuant to which any Subsidiary is or may become bound to issue or grant additional shares of its capital stock or other equity interests or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights.

                  (c) Each Subsidiary is a corporation, limited liability company, partnership, business association or other Person duly organized, validly existing and in good standing (in jurisdictions where such concept is recognized) under the Laws of the jurisdiction of its organization and has the requisite corporate power and authority to carry on its business as it is now being conducted. To the Company's Knowledge, each Subsidiary of the Company is duly qualified and licensed as a foreign corporation or other business entity to do business and is in good standing (and has paid all relevant franchise or analogous taxes) in each jurisdiction where the character of its assets owned or held under lease or the nature of its business makes such qualification necessary, except where the failure of one or more Subsidiaries to be so qualified or licensed, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect.

                  Section 4.2 Due Authorization.

                  (a) The Company has all corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The (a) execution and delivery by the Company of this Agreement, (b) issuance, sale and delivery of the Shares by the Company and (c) compliance by the Company with each of the provisions of this Agreement (i) are within the corporate power and authority of the Company and (ii) have been duly authorized by all requisite corporate action of the Company. This Agreement has been duly and validly executed and delivered by the Company, and (assuming this Agreement constitutes a valid and binding obligation of the Investors) this Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the enforcement of creditors' rights generally and limitations imposed by general principles of equity.

                  (b) The Shares have been duly authorized by the Company and, when issued, sold and delivered in accordance with this Agreement, the Shares will be validly issued, fully paid and nonassessable, free and clear of all Liens, and the issuance thereof will not be subject to any preemptive rights, right of first refusal or similar right. At the Closing, no further approval or authority of the stockholders or the Board of Directors under the Delaware General Corporation Law (the "DGCL"), the rules of the New York Stock Exchange (the "NYSE") or the consent of any other party will be required for the issuance of the Shares, other than the approval of the NYSE of the listing of such shares of Common Stock on the NYSE. No preemptive rights or other rights to subscribe for or purchase securities exist with respect to the issuance and sale of the Shares.

                  Section 4.3 Capitalization.

                  (a) The authorized capital stock of the Company consists of
(i) 150,000,000 shares of Common Stock and (ii) 20,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). As of the date hereof, there are 52,142,205 shares of Common Stock and no shares of Preferred Stock issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and not subject to preemptive or other similar rights of the stockholders of the Company.

                  (b) Except as set forth in this Agreement or as described in the SEC Reports filed prior to the date hereof, there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever to which the Company is a party relating to issued or unissued capital stock of the Company, or any commitments of any character whatsoever relating to issued or unissued capital stock of the Company or pursuant to which the Company or any of the Subsidiaries are or may become bound to issue or grant additional shares of their capital stock or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights. Except as set forth in the SEC Reports filed prior to the date hereof and except as contemplated by this Agreement, including Section 6.1, (a) the Company has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person and (b) there are no voting trusts, stockholders agreements, proxies or other commitments or understandings in effect to which the Company is a party with respect to the voting or transfer of any of the outstanding shares of Common Stock.

                  Section 4.4 SEC Reports. The Company has timely filed all annual reports, quarterly reports, proxy statements and other reports required to be filed by it with the SEC under the Exchange Act since June 3, 2004 (together with the Company's Registration Statement on Form S-11 (file no. 333-112839) filed with the SEC on June 2, 2003, the "SEC Reports"). Each SEC Report was, on the date of its filing or as subsequently amended prior to the date hereof, in compliance in all material respects with the requirements of its respective report form and applicable Laws and did not, on the date of filing or as subsequently amended, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  Section 4.5 Financial Statements. Except as set forth on the disclosure letter of even date herewith, the consolidated financial statements of the Company (including any related schedules and/or notes) included in the SEC Reports, as subsequently amended prior to the date hereof, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently followed throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in accordance with GAAP the consolidated financial condition, results of operations, cash flows and changes in stockholders' equity of the Company and the Subsidiaries as of the respective dates thereof and for the respective periods then ended (in each case subject, as to interim statements, to the absence of footnotes and as permitted by Form 10-Q and subject to changes resulting from year-end adjustments). Except as disclosed in the SEC Reports filed prior to the date hereof, neither the Company nor any Subsidiary has any liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise, whether known or unknown, whether due or to become due and regardless of when asserted), except for (i) liabilities and obligations reflected or disclosed in the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2003, or the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2004, or the footnotes thereto, (ii) liabilities and obligations incurred in the ordinary course of business since September 30, 2004, or (iii) liabilities and obligations which, individually or in the aggregate, have not had and would not reasonably be expected to have or result in a Material Adverse Effect.

                  Section 4.6 Litigation.

                  (a) Except as disclosed in the SEC Reports filed prior to the date hereof, there is no claim, action, suit, investigation or proceeding of any kind or nature whatsoever ("Litigation") pending or, to the Knowledge of the Company, threatened against the Company or any of the Subsidiaries or involving any of their respective properties or assets by or before any court, arbitrator or other Governmental Entity that (x) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or (y) if resolved adversely to the Company or a Subsidiary would have or would reasonably be expected to have a Material Adverse Effect. Except as disclosed in such SEC Reports, there is no judgment, decree, injunction, rule, or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of the Subsidiaries which has or would reasonably be expected to have a Material Adverse Effect.

                  (b) To the Knowledge of the Company, neither the Company nor any of the Subsidiaries is in default under or in breach of any order, judgment or decree of any court, arbitrator or other Governmental Entity, and neither the Company nor any of the Subsidiaries is a party or subject to any order, judgment or decree of any court, arbitrator or other Governmental Entity, except where such default, breach, order, judgment or decree has not had or would not reasonably be expected to have a Material Adverse Effect.

                  Section 4.7 Consents and Approvals. Except as set forth in the disclosure letter of even date herewith, the execution, delivery or performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (i) conflict with, or result in a breach or a violation of, any provision of the certificate of incorporation or by-laws or other organizational documents of the Company or any of its Subsidiaries, (ii) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (A) any applicable Law or (B) any provision of any agreement or other instrument to which the Company or any of the Subsidiaries is a party or pursuant to which any of them or any of their assets or properties is subject, except where such breach, violation or default, creation of an Encumbrance, or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect or (iii) except for (A) the approval of the NYSE of the listing of the Shares on the NYSE, (B) the filing with the SEC of the Information Statement relating thereto, (C) any required filing under any foreign governmental and regulatory filings, notices and approvals required to be made or obtained as contemplated by Section 6.6, and (D) any filings, consents, approvals or authorizations of, notifications to, or exemptions or waivers by any Governmental Entity or any other Person which are not, individually or in the aggregate, material to the consummation of the transactions contemplated hereby, require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or any other Person on the part of the Company or any of its Subsidiaries.

                  Section 4.8 Compliance with Laws. Except as disclosed in the SEC Reports filed prior to the date hereof and the disclosure letter of even date herewith, the Company and the Subsidiaries are in compliance with all Laws in all respects, and neither the Company nor any Subsidiary has received any notice of any alleged violation of Law, except where a failure to comply or alleged violation of Law has not had or would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, the Company holds all material licenses, franchise permits, consents, registrations, certificates, and other governmental or regulatory permits, authorizations or approvals required for the operation of the business as presently conducted and for the ownership, lease or operation of the Company's and its Subsidiaries' Towers and Sites (collectively, "Licenses"). To the Knowledge of the Company, all of such Licenses are valid and in effect, the Company and the Subsidiaries have duly performed and are in compliance with all of their obligations under such Licenses and no investigation or review by any governmental or regulatory body or authority is pending or threatened, except where a failure with respect thereto has not had or would not reasonably be expected to have a Material Adverse Effect.

                  Section 4.9 Financial Advisory, Legal and Other Fees.. No agent, broker, accounting firm, investment bank, other financial advisor, commercial bank, other financial institution, law firm, public relations firm or any other Person is or will be entitled to any fee, commission, expense or other amount from the Company or any of the Subsidiaries in connection with any of the transactions contemplated by this Agreement.

                  Section 4.10 Board of Directors. The Board of Directors of the Company, after accepting the recommendation of a Special Committee of the Board of Directors, has determined that the issuance of the Shares, this Agreement and the transactions contemplated hereby, are advisable and in the best interests of the Company and its stockholders.

                  Section 4.11 Information Statement. The Information Statement will not, at the date it is first mailed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to information or statements specifically supplied by or on behalf of any of the Investors for inclusion or incorporation by reference in the Information Statement.

                  Section 4.12 Taxes. The Company and its subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them, except, in all cases, for any such amounts that the Company is contesting in good faith and except in any case in which the failure to so file or pay would not in the aggregate cause a Material Adverse Effect. Except as set forth in the disclosure letter of even date herewith, the Company has made, to the extent required by GAAP, adequate charges, accruals and reserves in the applicable financial statements referred to in Section 4.5 in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of the Company or any of its subsidiaries has not been finally determined.

                  Section 4.13 REIT Qualification. The Company has, since its inception, been organized and operated, and as of the Closing Date will continue to be organized and to operate, in a manner so as to qualify as a "real estate investment trust" under Sections 856 through 860 of the Code.

                                  ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF THE INVESTORS
                -----------------------------------------------

                  Each Investor as to itself hereby represents and warrants to the Company that all of the statements contained in this Article V are true and correct as of the date hereof and the Closing Date.

                  Section 5.1 Investment.

                  (a) Such Investor is acquiring the Shares for investment for its own account, and not with a view to any resale or distribution thereof in violation of the Securities Act.

                  (b) Such Investor's financial condition and investments are such that it is in a position to hold the Shares for an indefinite period, bear the economic risks of the investment and withstand the complete loss of the investment. Such Investor has extensive knowledge and experience in financial and business matters and has the capability to evaluate the merits and risks of such Shares. Such Investor qualifies as (i) an "accredited investor" as such term is defined in Section 2(a)(15) of the Securities Act and Regulation D promulgated thereunder or (ii) a "qualified institutional buyer" as defined in Rule 144A under the Securities Act.

                  Section 5.2 Rule 144. Such Investor acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or unless exemptions from such registrations are available. Such Investor is aware of and familiar with the provisions of Rule 144 promulgated under the Securities Act that permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions.

                  Section 5.3 Organization; Etc. Such Investor is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization. To the best of such Investor's knowledge, no natural person who is an investor in such Investor will have Beneficial Ownership (as such term is defined in Article 4 Part D of the Company's Amended and Restated Certificate of Incorporation, as amended) of Common Stock of the Company that exceeds 9.8%.

                  Section 5.4 Authority.

                  (a) Such Investor has all right, power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

                  (b) The (i) execution, delivery and performance by such Investor of this Agreement, (ii) compliance by such Investor with each of the provisions of this Agreement and (iii) consummation of the transactions contemplated hereby and thereby (A) are within the power and authority of such Investor, (B) have been duly authorized and approved by the requisite actions of such Investor and (C) do not require any further authorization or consent of such Investor or, if applicable, its beneficial owners. This Agreement has been duly and validly executed and delivered by such Investor, and (assuming this Agreement constitutes a valid and binding obligation of the Company) this Agreement constitutes) a legal, valid and binding agreement of such Investor, enforceable against such Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws from time to time affecting the enforcement of creditors' rights generally and limitations imposed by general principles of equity.

                  Section 5.5 Non-Contravention. The execution, delivery and performance by such Investor of this Agreement and the consummation of the transactions contemplated hereby, will not (a) conflict with or result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the creation or imposition of any Lien, charge or Encumbrance upon any property or assets of such Investor pursuant to any agreement, instrument, franchise, license or permit to which such Investor is a party or by which any of its properties or assets may be bound or (b) violate or conflict with any Law of any Governmental Entity applicable to such Investor or any of its properties or assets, other than such breaches, defaults or violations that are not reasonably expected to impair the ability of such Investor to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by such Investor of this Agreement and the consummation of the transactions contemplated hereby, do not and will not violate or conflict with any provision of the organizational documents of such Investor, as currently in effect.

                  Section 5.6 Consents and Approvals. No consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any Governmental Entity applicable to such Investor or of or with any third party is required for the execution, delivery and performance of this Agreement and to consummate the transactions contemplated hereby.

                  Section 5.7 Brokers and Finders. No agent, broker, investment banker, financial advisor or other firm or person engaged by or on behalf of such Investor is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

                  Section 5.8 Sufficient Funds. Such Investor has available, or has obtained commitments for, sufficient funds to acquire its portion of the Shares to be purchase pursuant to this agreement.

                  Section 5.9 Information Supplied. None of the information supplied or to be supplied by or on behalf of such Investor in writing specifically for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the Company's stockholders, contain, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                  ARTICLE VI

                                   COVENANTS
                                   ---------

                  Section 6.1 Conduct of the Business Pending the Closing. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing unless the Investors otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed) the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business only in the ordinary course and consistent with past practice; (ii) use commercially reasonable best efforts to preserve and maintain its assets and properties and its relationships with its customers, suppliers, advertisers, distributors, agents, officers and employees and other persons with which it has significant business relationships; (iii) use its commercially reasonable best efforts to maintain all of the material assets it owns or uses in the ordinary course of business consistent with past practice;
(iv) use its commercially reasonable best efforts to preserve the goodwill and ongoing operations of its business; (v) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice; and (vi) comply in all material respects with applicable Laws. Notwithstanding the forgoing and except as expressly contemplated by this Agreement or the Transaction Agreements or as consented to by the Investors in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement through and including the Closing Date, the Company shall not, and shall not permit any of its Subsidiaries to:

                  (a) (i) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (ii) purchase, redeem or otherwise acquire any capital stock in the Company or any of the Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except in the ordinary course of business pursuant to the Company's employee benefit plans;

                  (b) except as set forth in the disclosure letter of even date herewith, take any action that is reasonably likely to result in (i) any of the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect as of, or at any time prior to, the Closing Date or (ii) any of the conditions to the obligations of each Investor set forth in Section 7.2 not being satisfied;

                  (c) amend the charter, bylaws or other comparable organizational documents of the Company in a manner likely to adversely affect any Investor; or

                  (d) agree to take, any of the foregoing actions. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be prevented from, or obligated to obtain the consent of the Investors prior to, (i) issuing shares of its capital stock or entering into agreements with respect thereto, including with respect to registration rights, or (ii) engaging in any merger, acquisition or business combination transaction.

                  Section 6.2 Information Statement. As promptly as practicable following the date of this Agreement, the Company shall prepare a form of information statement to be mailed to the stockholders of the Company relating to the Stockholder Approval (the "Information Statement") (provided that the Investors shall have the right to consent to any descriptions of or references to the Investors or any of their Affiliates, which consent shall not be unreasonably withheld, conditioned or delayed) and use its commercially reasonable best efforts (x) (1) to respond as promptly as practicable to any comments made by the SEC with respect to the Information Statement and (2) to promptly supply the Investors with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Information Statement, and (y) to cause the Information Statement to be mailed to its stockholders at the earliest practicable date following the clearance of the Information Statement by the SEC.

                  Section 6.3 Listing Obligation. Prior to the Closing, the Company will take all reasonable steps necessary, and pay all reasonable fees required, to list the Shares on the NYSE, to the extent required by the NYSE. Following the initial listing of the Shares, the Company will use its commercially reasonable best efforts to maintain the listing of the Common Stock for so long as any Investor owns any Shares.

                  Section 6.4 Cooperation. Each of the Investors, on the one hand, and the Company, on the other, agrees to use its commercially reasonable best efforts to cause, or not to impede, to the extent that such party has control or influence over such matters, satisfaction of the conditions, set forth in Sections 7.2 and 7.3, to the other party's obligation to consummate the transactions contemplated by this Agreement.

                  Section 6.5 Notification of Certain Matters. From the date hereof through the Closing, each of the Investors, on the one hand, and the Company, on the other shall give prompt notice to such other party of the occurrence, or failure to occur, of any event the occurrence or failure of which caused any of the Company's or such Investor's representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect; provided, however, that no such notification shall be deemed for any purpose under this Agreement to permit the Company or such Investor to alter or amend the representations and warranties contained herein.

                  Section 6.6 Consent; Approvals. The Company shall use its commercially reasonable efforts to obtain, as promptly as practicable, all consents, waivers, exemptions, approvals, authorizations or orders (collectively, "Consents") (including, without limitation (i) all Consents required to avoid any breach, violation, default, encumbrance or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration of any material agreement or instrument to which the Company is a party or its properties or assets are bound, and (ii) all approvals of Governmental Entities, required in connection with the consummation of the transactions contemplated by this Agreement as promptly as practicable, except where the failure to obtain such Consents, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect.

                  Section 6.7 Further Assurances. From time to time after the date of this Agreement, the parties hereto shall execute, acknowledge and deliver to the other parties such other instruments, documents, and certificates and will take such other actions as the other parties may reasonably request in order to consummate the transactions contemplated by this Agreement.

                  Section 6.8 Use of Proceeds. The Company shall apply the proceeds from the sale of the Shares to the payments required to be made by the Company pursuant to the Transaction Agreements and associated costs and expenses.

                  Section 6.9 Waiver of Piggyback Registration Rights For Shelf Registration. In the event the Company files a shelf registration statement prior to the six month anniversary of the execution of this Agreement, each Investor hereby covenants and agrees to irrevocably and unconditionally waive all piggyback registration rights and other rights provided pursuant to Section 2.2 of the Investor Agreement in connection with such shelf registration statement including, without limitation, the right to receive any notices from the Company pursuant to Section 2.2 of the Investor Agreement. Nothing in this Section 6.9 shall be deemed to be a waiver of any of the Investor's other rights under the Investor Agreement, including the right of any such Investor to demand registration pursuant to Section 2.1 or
2.3 of the Investor Agreement.

                  Section 6.10 Exception to Ownership Limits. The Company shall use its best efforts to and shall exercise all authority under applicable law, rules and regulations to cause the Board of Directors to take action pursuant to Section 2.7 of Article 4 Part D of the Company's Amended and Restated Certificate of Incorporation, as amended, to except each Investor from the ownership limits to the extent necessary for each such Investor in order to consummate the issuance of shares pursuant to Article II of this Agreement.

                                 ARTICLE VII

                             CONDITIONS PRECEDENT
                             --------------------

                  Section 7.1 Conditions to Obligations of the Investors and the Company. The respective obligations of each of the Investors and the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

                  (a) Laws. No Laws shall be in effect which prohibit the consummation of the transactions contemplated hereby.

                  (b) Consummation of Transaction. The Closing shall be consummated simultaneously with the closing of the Transaction.

                  Section 7.2 Conditions to Obligations of the Investors. The obligation of each of the Investors to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

                  (a) Performance of Obligations. The Company shall have performed, satisfied and complied with, in all material respects, all covenants and agreements set forth in this Agreement required to be performed by it under this Agreement at or prior to the Closing.

                  (b) Officer's Certificate. The Company shall have delivered to such Investor a certificate signed by its president, dated the Closing Date, in form and substance reasonably satisfactory to such Investor, to the effect that the conditions set forth in Sections 7.2(a) have been satisfied.

                  (c) Receipts of Consents. The Company shall have obtained the Consents contemplated by Section 6.6,, if any, and a copy of each such consent or evidence thereof reasonably satisfactory to such Investor shall have been provided to such Investor at or prior to the Closing, unless the failure to obtain such Consents, when taken together with other events, developments or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

                  Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions with each Investor contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

                  (a) Representations and Warranties. All of the representations and warranties of such Investor set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as if made at and as of such time, except to the extent expressly made as of an earlier date, in which case as of such date.

                  (b) Performance of Obligations. Such Investor shall have performed, satisfied and complied with, in all material respects, all covenants and agreements set forth in this Agreement required to be performed by it under this Agreement at or prior to the Closing.

                  (c) Investor Certificates. Such Investor shall have delivered to the Company a certificate signed by an authorized signatory thereof, dated the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

                                 ARTICLE VIII

                                  TERMINATION
                                  -----------

                  Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date notwithstanding the fact that any requisite authorization and approval of the transactions contemplated hereby shall have been received and no party hereto shall have any liability to any other party hereto (provided that any such termination shall not (i) relieve any party from liability for a breach of any provision hereof prior to such termination or (ii) terminate the parties' respective obligations under Article IX or Section 10.04); provided, however, that in the event this Agreement is terminated in accordance with this Section 8.1, no Investor Indemnified Person may seek indemnification from the Company pursuant to Article IX hereof other than for the reasonable out-of-pocket fees, costs or expenses incurred by such Investor Indemnified Person in connection with the Transactions):

                  (a) by the Investors or the Company if the Contribution Agreement is terminated in accordance with its terms;

                  (b) by the Investors or the Company if there shall be any Law that makes consummation of the purchase of the Shares hereunder illegal or otherwise prohibited or if any court of competent jurisdiction or governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the purchase of the Shares hereunder and such order, decree, ruling or other action shall have become final and non-appealable;

                  (c) by the Investors or the Company if the Closing shall not have occurred within 180 days of the date of this Agreement.

                  (d) by the Company with respect to any particular Investor if such Investor shall have breached in any respect any of its representations, warranties, covenants or other agreements contained in this Agreement that would give rise to the failure of a condition set forth in
Article VII; or

                  (e) by the Investors if the Company shall have breached in any respect any of its covenants or other agreements contained in this Agreement that would give rise to the failure of a condition set forth in
Article VII.

                                  ARTICLE IX

                                INDEMNIFICATION
                                ---------------

                  Section 9.1 Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement shall expire twelve months after the Closing Date, except that the representations and warranties set forth in Sections 4.1(a), 4.2, 4.3, 5.1, 5.2, 5.3 and 5.4 shall survive until 6 months after the expiration of the applicable statute of limitations (including any extensions thereof). After the expiration of such periods, any claim by a party hereto based upon any such representation or warranty shall be of no further force and effect, except to the extent a party has asserted a claim in accordance with this
Article IX for breach of any such representation or warranty prior to the expiration of such period, in which event any representation or warranty to which such claim relates shall survive with respect to such claim until such claim is resolved as provided in this Article IX. The covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing until performed in accordance with their terms.

                  Section 9.2 Indemnification.

                  (a) The Company shall indemnify, defend and hold harmless the Investors, their Affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, successors and assigns (each an "Investor Indemnified Person") from and against all Losses incurred or suffered by a Investor Indemnified Person arising from, relating to or as a result of (i) the breach of any of the representations or warranties made by the Company in this Agreement or in any certificate furnished by the Company to the Investor pursuant to this Agreement (which breach shall be determined without regard to any materiality or Material Adverse Effect qualifications contained in the representation and warranty giving rise to such claim for indemnity), (ii) the breach of any covenant, obligation or agreement made by the Company in this Agreement or (iii) any actual or threatened Litigation against such Investor Indemnified Person by any Person (other than an Investor Indemnified Person) in connection with (A) the transactions contemplated hereby, (B) the negotiation, execution, delivery and performance of this Agreement or (C) any actions taken by any Investor Indemnified Person pursuant hereto or thereto or in connection with the transactions contemplated hereby (whether or not the transactions contemplated hereby are consummated); provided, however, that the Company shall not have any obligation to indemnify a particular Investor Indemnified Person pursuant to this Section 9.2(a)(iii) to the extent such suit, action, claim or proceeding arises from a breach of this Agreement by such Investor or such Investor Indemnified Person or a failure of any representation or warranty of such Investor set forth in
Article V hereof to be true and correct and such breach or failure of a representation or warranty to be true and correct results in any condition contained in Sections 7.1 or 7.3 hereof being incapable of being satisfied prior to the Closing.

                  (b) Each Investor shall severally and not jointly indemnify, defend and hold harmless (i) the Company, its Affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, successors and assigns and (ii) each other Investor and its Affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, successors and assigns (each an "Indemnified Person") from and against all Losses incurred or suffered by an Indemnified Person arising from, relating to, or as a result of (i) the breach of any of the representations or warranties made by such Investor in this Agreement or any certificate furnished by such Investor to the Company pursuant to this Agreement or (ii) the breach of any covenant, obligation or agreement made by such Investor in this Agreement.

                  (c) No claim may be made against the Company for indemnification with respect to breaches of representations and warranties pursuant to Section 9.2(a)(i) above with respect to any Losses unless the aggregate amount of Losses incurred by the Investor Indemnified Persons thereunder exceeds $10,000,000, and the Company shall then only be liable for the amount of such Losses which exceed $10,000,000. The maximum amount recoverable under Section 9.2(a)(i) by all Investor Indemnified Persons, in the aggregate, shall be the Purchase Price and the maximum amount recoverable under Section 9.2(a)(i) by an Investor and its Investor Indemnified Persons shall not exceed such Investor's Purchase Price. No claim may be made against an Investor for indemnification with respect to breaches of representations and warranties pursuant to Section 9.2(b)(i) above with respect to any Losses unless the aggregate amount of Losses incurred by the Indemnified Persons thereunder exceeds $10,000,000, and such Investor shall then only be liable for the amount of such Losses which exceed $10,000,000. With respect to each Investor, the maximum amount recoverable under Section 9.2(b)(i) by all Indemnified Persons from such Investor shall be equal to the Purchase Price of the Shares such Investor is required to purchase pursuant to Section 2.2, provided however, if such Investor shall have purchased a number of Shares larger than the number of Shares such Investor was required to purchase pursuant to Section 2.2, the maximum amount recoverable under Section 9.2(b)(i) by all Indemnified Persons from such Investor shall be equal to the Purchase Price of the Shares such Investor purchased pursuant to this Agreement.

                  (d) In no case shall any payment be made in the case of an indemnification claim under Section 9.2(a)(i) or 9.2(a)(ii) until a Loss occurs. No Person shall have any liability to any Investor Indemnified Person under Section 9.2(a)(i) for any breach of a representation or warranty to the extent that a claim for indemnification is based upon facts of which such Investor Indemnified Person had knowledge on or prior to the Closing Date, unless such claim also relies upon a materially adverse occurrence or development that occurs after the Closing Date. For purposes of this Section 9.2(d), (i) the Investors shall be deemed to have knowledge of a fact only if any of the Persons set forth in the definition of " Fortress Representative" or "Greenhill Representative" or "Abrams Representative" has knowledge of the particular fact and (ii) such individual shall be deemed to have knowledge only to the extent of his or her actual knowledge of such fact and only to the extent of his or her awareness that such fact constitutes a breach of such representation or warranty.

                  Section 9.3 Procedure for Indemnification.

                  (a) If an Investor Indemnified Person or an Indemnified Person (such Person being referred to as the "Indemnitee") shall receive notice or otherwise learn of the assertion by a Person who is not a party to this Agreement of any claim or of the commencement by any such Person of any action (a "Claim") with respect to which the other party (the "Indemnifying Party") may be obligated to provide indemnification, such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Claim; provided, that the failure of any Indemnitee to give notice as provided in this Section 9.3 shall not relieve the applicable Indemnifying Party of its obligations under this Article IX, except to the extent that such Indemnifying Party is materially prejudiced by such failure to give notice; provided, further, that the applicable Indemnifying Party shall have no obligations under Section 9.2(a)(i) or Section 9.2(b)(i), as applicable, unless such written notice is received by the Indemnifying Party within the survival periods set forth in Section 9.1. Such notice shall describe the Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Loss that has been or may be sustained by or is claimed against such Indemnitee.

                  (b) An Indemnifying Party may elect to compromise, settle or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Claim; provided, however, that the Indemnifying Party shall not compromise, settle or defend a Claim without the consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed). If an Indemnifying Party elects to compromise, settle or defend a Claim, it shall, within 30 days of the receipt of notice from an Indemnitee pursuant to Section 9.3(a) (or sooner, if the nature of such Claim so requires), notify the applicable Indemnitee of its intent to do so, and such Indemnitee shall cooperate in a commercially reasonable manner in the compromise or settlement of, or defense against, such Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Claim, the Indemnitee shall have the right to participate in the defense thereof, at its own expense, and such Indemnifying Party shall not be liable to such Indemnitee under this Article IX for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof (except expenses approved in advance by the Indemnitee); provided, that such Indemnitee shall have the right to employ one separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnitee if (i) in the reasonable judgment of the Indemnitee, there are legal defenses available to such Indemnitee that are different from or additional to those available to the Indemnifying Party, (ii) the Indemnifying Party shall authorize in writing the Indemnitee to retain a single, separate counsel at the Indemnifying Party's expense or (iii) the defendants in any such Claim include both the Indemnifying Party and the Indemnitee and, in such Indemnitee's reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such Claim, and only in the events listed in clauses (i) through (iii) of this paragraph (b) shall the reasonable fees and expenses of such separate counsel be paid by such Indemnifying Party. If an Indemnifying Party elects not to compromise, settle or defend against a Claim, or fails to notify an Indemnitee of its election as provided in this Section 9.3 within 30 days of notice from the Indemnitee pursuant to Section 9.3(a), such Indemnitee may compromise, settle or defend such Claim at the expense of such Indemnifying Party.

                  (c) If an Indemnifying Party chooses to defend any claim, the applicable Indemnitee shall make available to such Indemnifying Party any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense.

                  (d) If the aggregate amount of any Loss shall, at any time subsequent to payment pursuant to this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, net of any expenses incurred in connection therewith or additional Losses incurred, shall promptly be repaid by the applicable Indemnitee to the applicable Indemnifying Party.

                  (e) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and, at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

                  Section 9.4 Sole Remedy. Except in the case of fraud, the rights to indemnification provided for in this Article IX for a breach of representations or warranties by the Investors (in the case of indemnification pursuant to Section 9.2(b)(i)) or the Company (in the case of indemnification pursuant to Section 9.2(a)(i)) shall constitute the sole post-closing remedy of the Company and the Investors respectively, for such breach, and the Company and the Investors shall have no other liability or damages to the other party resulting from any such breach.



                                  ARTICLE X

                                 MISCELLANEOUS
                                 -------------

                  Section 10.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal and substantive Laws of the State of New York without giving effect to conflicts of law principles thereof.

                  Section 10.2 Jurisdiction; Forum; Service of Process; Waiver of Jury Trial. With respect to any suit, action or proceeding ("Proceeding") arising out of or relating to this Agreement, the Company and each of the Investors hereby irrevocably:

                  (a) submits to the exclusive jurisdiction of the courts of the United States of America located in the State of New York and the courts of the State of New York (the "Selected Courts"), for any Proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating hereto except in such Selected Courts) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise;

                  (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company or the Investors at their respective addresses referred to in Section 10.6; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by Law; and

                  (c) waives, to the fullest extent permitted by Law, any right it may have to a trial by jury in any Proceeding directly or indirectly arising out of, under or in connection with this Agreement.

                  Section 10.3 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of Law and permitted assigns of the parties hereto. Except as permitted under Section 2.1, no assignment of this Agreement may be made by any party at any time, whether or not by operation of Law, without the other parties' prior written consent. Only the parties to this Agreement or their permitted assigns shall have rights under this Agreement.

                  Section 10.4 Fees and Expenses. Except as otherwise provided herein, all fees, costs or expenses shall be paid by the party incurring such fees, costs or expenses. All legal fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP will be paid by the Company.

                  Section 10.5 Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and supercedes all prior agreements relating to the subject matter hereof. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and by each of the Investors. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

                  Section 10.6 Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

                           if to the Company to:

                           Global Signal Inc.
                           301 North Cattlemen Road
                           Suite 300
                           Sarasota, Florida 34232
                           Facsimile:   941-308-4294
                           Attention:    General Counsel


                           with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           4 Times Square
                           New York, NY 10036-6522
                           Facsimile: (212) 735-2000
                           Attention:  Joseph A. Coco


                           if to Fortress to:

                           1251 Avenue of the Americas, 16th Floor
                           New York, New York 10020
                           Facsimile:  (212) 798-6120
                           Attention:  Randal A. Nardone

                           with a copy to:

                           1251 Avenue of the Americas, 16th Floor
                           New York, New York 10020
                           Facsimile:  (212) 798-6060
                           Attention:  Alan Chesick

                           if to Abrams to:

                           222 Berkeley Street, 22nd Floor
                           Boston, Massachusetts 02116
                           Attention: David Abrams
                           Fax: 617-646-6150

                           if to Greenhill to:

                           300 Park Avenue, 23rd Floor
                           New York, NY  10022
                           Attention:  Robert H. Niehaus
                           Fax:  212-389-1700

                  All such notices, requests, consents and other communications shall be deemed to have been given or made if and when delivered personally or by overnight courier to the parties at the above addresses or sent by electronic transmission, with confirmation received, to the facsimile numbers specified above (or at such other address or facsimile number for a party as shall be specified by like notice). Any notice delivered by any party hereto to any other party hereto shall also be delivered to each other party hereto simultaneously with delivery to the first party receiving such notice.

                  Section 10.7 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to the Company or the Investors upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of the Company or the Investors nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Company or the Investors of any breach or default under this Agreement, or any waiver on the part of any such party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to the Company or the Investors shall be cumulative and not alternative, except as set forth Section 9.4.

                  Section 10.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by only one of the parties hereto, each of which shall be enforceable against the party actually executing such counterpart, and all of which together shall constitute one instrument.

                  Section 10.9 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provisions; provided that, no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

                  Section 10.10 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  Section 10.11 No Public Announcement(a) . None of the Company or its Subsidiaries or the Investors or their Affiliates shall make any press release, public announcement or filing with any Governmental Entity concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be obligated to make any such disclosure by this Agreement, by Law or the rules of any national securities exchange.

                            Signature pages follow

            Global Signal Inc. Investment Agreement Signature Page



         IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first above written.

                                          GLOBAL SIGNAL INC.


                                          By:_________________________________
                                               Name:
                                               Title:

                                          FORTRESS INVESTMENT FUND II LLC


                                          By:_________________________________
                                               Name:
                                               Title:

                                          ABRAMS CAPITAL PARTNERS II, L.P.

                                          By:_________________________________
                                               Name:
                                               Title:

                                          ABRAMS CAPITAL PARTNERS I, L.P.

                                          By:_________________________________
                                               Name:
                                               Title:

                                          WHITECREST PARTNERS, L.P.

                                          By:_________________________________
                                               Name:
                                               Title:

                                          ABRAMS CAPITAL INTERNATIONAL, LTD

                                          By:_________________________________
                                               Name:
                                               Title:


                                          RIVA CAPITAL PARTNERS, L.P.

                                          By:_________________________________
                                               Name:
                                               Title:

                                          GREENHILL CAPITAL PARTNERS, L.P.
                                          GREENHILL CAPITAL PARTNERS
                                           (CAYMAN), L.P

                                          GREENHILL CAPITAL PARTNERS
                                           (EXECUTIVES), L.P.

                                          GREENHILL CAPITAL, L.P.

                                          By: GCP Managing Partner, L.P., as
                                                managing general partner of
                                                each of the foregoing
                                                partnerships
                                          By: Greenhill Capital Partners, LLC,
                                                its general partner


                                          By:_________________________________
                                               Name:
                                               Title:


                                          GREENHILL CAPITAL PARTNERS
                                           (EMPLOYEES) II, L.P.

                                          By:  GCP Managing Partner II, L.P., as
                                                  managing General partner
                                          By:  Greenhill Capital Partners, LLC,
                                                  its general partner


                                          By:_________________________________
                                               Name:
                                               Title:

                                                                     EXHIBIT A

                           FORM OF OPTION AGREEMENT


                            STOCK OPTION AGREEMENT

                  This STOCK OPTION AGREEMENT (this "Agreement"), is entered into this th day of , 2005 (the "Date of Grant") by and among (a) Global Signal Inc., a Delaware corporation (the "Company"), (b) Fortress Investment Fund II LLC, a Delaware limited liability company ("Fortress"), (c) Abrams Capital Partners II, L.P., a Delaware limited partnership, Abrams Capital Partners I, L.P., a Delaware limited partnership, Whitecrest Partners, L.P., a Delaware limited partnership, Abrams Capital International, LTD, a Cayman Island limited liability company and Riva Capital Partners, L.P., a Delaware limited partnership (collectively, "Abrams"); and (d) Greenhill Capital Partners, L.P., a Delaware limited partnership, Greenhill Capital Partners (Executive), L.P., a Delaware limited partnership, Greenhill Capital, L.P., a Delaware limited partnership, Greenhill Capital Partners (Cayman), L.P., a Cayman Islands limited partnership, Greenhill Capital Partners (Employees) II, L.P., a Delaware limited partnership (collectively, "Greenhill", and together with Fortress and Abrams, the "Investors", and each individually, an "Investor").

                  This Agreement is a one-time stock option (an "Option") to repurchase shares of the Company's common stock. This Option is granted for the purpose of permitting the Company to repurchase a portion of the shares of the Company's common stock, par value $0.01 per share (the "Common Stock") issued to the Investors pursuant to an Investment Agreement, dated February 14, 2005, by and among the Company and the Investors.

Terms and Conditions of the Option

                  1. Number of Shares and Option Price. The Option entitles the Company to purchase from the Investors an aggregate of shares (the "Option Shares") of the Company's Common Stock, at an exercise price of $26.50 per share (the "Option Price") subject to adjustment as set forth herein. The Company shall purchase from each Investor that number of Option Shares equal to the product of the Option Shares multiplied by the percentage set forth opposite such Investor's name on Exhibit A hereto.

                  2. Period of Option. This Option may be exercised as provided herein at any time from and after the Date of Grant until 5:00 p.m., New York City time, on the date that is six months and one day after the Date of Grant or if such date is not a business day on the next succeeding business day (the "Expiration Date"). Upon the occurrence of the Expiration Date, all rights of the Company hereunder, with respect to the Option, shall cease.

                  3. Conditions of Exercise. Subject to the provisions of this Agreement, the Option shall be fully vested and immediately exercisable in accordance with Section 4 below.

                  4. Exercise of Option. The Option may be exercised one-time, as provided herein, in whole or in part, at any time until the Expiration Date in the manner described in this Section 4. In the case of exercise, the Company shall deliver to the Investors written notice specifying the number of Option Shares to be acquired pursuant to such exercise, together with cash in an amount equal to the aggregate Option Price. The Company shall also deliver to the Investors a certificate from a duly authorized officer of the Company to the effect that the covenants, representations and warrants set forth in
Section 6(b) hereof are true and correct in all material respects with the same force and effect as though expressly made at the time of this Agreement. Upon the Investor's receipt of the Company's written notice of exercise and the cash, the Investors shall promptly deliver to the Company the number of Option Shares set forth in such notice.

                  5. Nontransferability of Option. Except as permitted by each Investor in writing or a corporate successor of such Investor by merger, consolidation or otherwise, the Company shall not be permitted to sell, transfer, pledge or assign the Option. The Option shall be exercisable only by the Company or any subsequent party or parties having the right to exercise the Option pursuant to the foregoing sentence. Any attempted assignment, transfer, pledge or other disposition of the Option contrary to the provisions hereof shall be null and void and without effect.

                  6. Covenants, Representations and Warranties.

                  (a) Covenants, Representations and Warranties of Investors. Each Investor hereby covenants, represents and warrants to the Company as follows:

                          (i) Such Investor has full power and authority to
execute, deliver and perform its obligations under this Agreement and this Agreement is a valid and binding obligation of such Investor, enforceable in accordance with its terms.

                          (ii) The execution, delivery and performance by such
Investor of this Agreement requires no action by or in respect of, or filing with, any governmental body, agency or official and do not and will not (i) violate the certificate of incorporation or bylaws of such Investor, (ii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to such Investor or (iii) require any consent or other action by any person, constitute a default, or give rise to termination, cancellation or acceleration of any right or obligation of such Investor under any provision of any agreement or other instrument binding upon such Investor.

                          (iii) The Investors have or will have available for
delivery upon exercise or exchange of this Option the total number of shares of Common Stock issuable upon exercise of this Option. All shares of Common Stock deliverable upon exercise will be delivered free and clear of all liens and encumbrances.

                  (b) Covenants, Representations and Warranties of the Company. The Company hereby covenants, represents and warrants to each Investor as follows:

                          (i) The Company has full power and authority to
execute, deliver and perform its obligations under this Agreement and this Agreement is a valid and binding obligation of the Company, enforceable in accordance with its terms.

                          (ii) The execution, delivery and performance by the
Company of this Agreement requires no action by or in respect of, or filing with, any governmental body, agency or official and do not and will not (i) violate the certificate of incorporation or bylaws of the Company, (ii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to the Company or (iii) require any consent or other action by any person, constitute a default, or give rise to termination, cancellation or acceleration of any right or obligation of the Company under any provision of any agreement or other instrument binding upon the Company.

                  7. Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the each Investor either at its address set forth below or such other address as it may designate in writing to the Company, or to the Company: 301 North Cattlemen Road, suite 300, Sarasota, Florida, 34232, Attention: David Grain, President (or his designee), at the Company's address or such other address as the Company may designate in writing to each Investor.

                  8. Failure to Enforce Not a Waiver. The failure of the Company or the Investors to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

                  9. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of New York without regard to its principles of conflict of laws.

                  10. Adjustments.

                  (a) In the event of any change in the share of Common Stock by reason of stock dividends, splits, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or other similar transactions, then that which is then transferable upon exercise of the Option shall be appropriately adjusted so that the Company shall receive, upon exercise of the Option and payment of the Option Price, the number and class of shares of Common Stock or other securities or property (including cash) that the Company would have owned or been entitled to receive after the happening of any of the events described above if the Option had been exercised immediately prior to such event.

                          (b) Whenever the number of Option Shares are
adjusted pursuant to Section 10(a) herein, the Option Price shall be appropriately adjusted, if applicable, by multiplying the Option Price by a fraction, the numerator of which shall be equal to the aggregate number of Option Shares transferred under the Option prior to the adjustment and the denominator of which shall be equal to the aggregate number of Option Shares transferred under the Option immediately after the adjustment.

                          11. Amendments. This Agreement may be amended or
modified at any time by an instrument in writing signed by the parties hereto.

                          12. Securities Laws Requirements. The Option shall
not be exercisable to any extent, and the Investors shall not be obligated to transfer any Option Shares to the Company upon exercise of such Option, if such exercise, in the opinion of counsel for the Investors, would violate the Securities Act (or any other Federal or state securities laws as may be in effect at that time).

                          13. Protections Against Violations of Agreement. No
purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Option or any interest therein by any holder thereof in violation of the provisions of this Agreement will be valid unless and until there has been full compliance with said provisions to the satisfaction of the Investors. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.




                         Signatures on Following Page

         IN WITNESS WHEREOF, the parties have executed this Agreement on this day of , 2005.




                                            FORTRESS INVESTMENT FUND II LLC

                                            By:_________________________________
                                                    Name:
                                                    Title:


                                            Address for Notices:
                                            1251 Avenue of the Americas,
                                             16th Floor
                                            New York, New York 10020
                                            Facsimile:  (212) 798-6120
                                            Attention:  Randal A. Nardone

                                            With a Copy to:

                                            1251 Avenue of the Americas,
                                             16th Floor
                                            New York, New York 10020
                                            Facsimile:  (212) 798-6060
                                            Attention:  Alan Chesick

                                            ABRAMS CAPITAL PARTNERS II, L.P.

                                            By:_________________________________
                                                    Name:
                                                    Title:

                                            ABRAMS CAPITAL PARTNERS I, L.P.

                                            By:_________________________________
                                                    Name:
                                                    Title:


                                            WHITECREST PARTNERS, L.P.

                                            By:_________________________________
                                                    Name:
                                                    Title:

                                            ABRAMS CAPITAL INTERNATIONAL,
                                            LTD

                                            By:_________________________________
                                                    Name:
                                                    Title:

                                            RIVA CAPITAL PARTNERS, L.P.

                                            By:_________________________________
                                                Name:
                                                Title:

                                            Address for Notices:
                                            222 Berkeley Street, 22nd Floor
                                            Boston, Massachusetts 02116
                                            Attention: David Abrams
                                            Fax:

                                            GREENHILL CAPITAL PARTNERS, L.P.

                                            GREENHILL CAPITAL PARTNERS
                                                (CAYMAN), L.P

                                            GREENHILL CAPITAL PARTNERS
                                                (EXECUTIVES), L.P.

                                            GREENHILL CAPITAL, L.P.

                                            By: GCP Managing Partner, L.P.,
                                                as managing general partner of
                                                each of the foregoing
                                                partnerships
                                            By: Greenhill Capital Partners,
                                                LLC, its general     partner


                                            By:_________________________________
                                               Name:
                                               Title:

                                            GREENHILL CAPITAL PARTNERS
                                                (EMPLOYEES) II, L.P.

                                            By:  GCP Managing Partner II, L.P.,
                                                 as managing General partner
                                            By:  Greenhill Capital Partners,
                                                 LLC, its general partner


                                            By:  __________________________
                                            Name:
                                            Title:

                                            Address for Notices:
                                            -------------------
                                            300 Park Avenue, 23rd Floor
                                            New York, NY  10022
                                            Attention:  Robert H. Niehaus
                                            Fax:  212-389-1700

                                          The undersigned hereby accepts and
                                          agrees to all the terms and
                                          provisions of the foregoing Agreement


                                          GLOBAL SIGNAL INC.


                                          _____________________________________
                                          Name: William T. Freeman
                                          Title: Executive Vice President,
                                          Chief Financial Officer and Assistant
                                          Secretary

                                                                    EXHIBIT A



         Investor                                    Percentage
         --------                                    ----------

         Fortress                                    48%
         Abrams                                      32%
         Greenhill                                   20%

                                                                    EXHIBIT B

                              GLOBAL SIGNAL INC.
               WRITTEN CONSENT OF A MAJORITY OF THE STOCKHOLDERS
               IN LIEU OF SPECIAL MEETING OF GLOBAL SIGNAL INC.

         THE UNDERSIGNED, constituting a majority of the stockholders of Global Signal Inc., a Delaware corporation (the "Company"), do hereby consent in writing to, and hereby adopt, the following resolutions pursuant to Section 228 of the Delaware General Corporation Law:

         WHEREAS, the Board of Directors determined that it is advisable and in the best interests of the Company and all of its stockholders that the Company enter into an Investment Agreement with (a) Fortress Investment Fund II LLC, a Delaware limited liability company ("Fortress"); (b) Abrams Capital Partners II, L.P., a Delaware limited partnership, Abrams Capital Partners I, L.P., a Delaware limited partnership, Whitecrest Partners, L.P., a Delaware limited partnership, Abrams Capital International, LTD, a Cayman Island limited liability company and Riva Capital Partners, L.P., a Delaware limited partnership (collectively, "Abrams"); and (c) Greenhill Capital Partners, L.P., a Delaware limited partnership, Greenhill Capital Partners (Executive), L.P., a Delaware limited partnership, Greenhill Capital, L.P., a Delaware limited partnership, Greenhill Capital Partners (Cayman), L.P., a Cayman Islands limited partnership, Greenhill Capital Partners (Employees) II, L.P., a Delaware limited partnership (collectively, "Greenhill", and together with Fortress and Abrams, the "Investors", and each individually, an "Investor"), a draft of which is attached hereto as Exhibit A hereto (the "Investment Agreement"), pursuant to which the Company will issue (the "Stock Issuance") shares of its common stock, par value $0.01 per share ("Common Stock") having an aggregate value of up to $500 million to the Investors as part of the financing for a transaction (the "Sprint Transaction") to lease certain wireless and broadcast communications towers and certain related assets of Sprint Corporation; and

                  NOW THEREFORE BE IT:

         RESOLVED, that the stockholders set forth on the signature pages hereto hereby approve, adopt, ratify and consent to the actions taken by the Board of Directors with respect to the transactions contemplated by the Investment Agreement, including, without limitation, (i) the issuance of Common Stock to the Investors on the terms and subject to the conditions set forth in the Investment Agreement and (ii) the issuance of equity securities by the Company, subject to the approval of the Board of Directors, the net proceeds of which are used to reduce the Commitment Amount (as such term is defined in the Investment Agreement) or are used by the Company to repurchase shares of its Common Stock pursuant to the form of Stock Option Agreement attached as Exhibit B hereto.

         IN WITNESS WHEREOF, this consent is hereby executed as of the 9th day of February, 2005.

                                            FORTRESS REGISTERED INVESTMENT
                                            TRUST

                                            By:________________________________

                                            Its:_______________________________

                                            FRIT PINN LLC

                                            By:________________________________

                                            Its:_______________________________

                                            FORTRESS PINNACLE INVESTMENT FUND
                                            LLC


                                            By:________________________________

                                            Its:_______________________________

                                            GREENHILL CAPITAL PARTNERS, L.P.

                                            GREENHILL CAPITAL PARTNERS
                                                (CAYMAN), L.P

                                            GREENHILL CAPITAL PARTNERS
                                                (EXECUTIVES), L.P.

                                            GREENHILL CAPITAL, L.P.

                                            By: GCP Managing Partner, L.P., as
                                                managing general partner of
                                                each of the foregoing
                                                partnerships
                                            By: Greenhill Capital Partners,
                                                LLC, its general partner


                                            By:________________________________
                                            Name:
                                            Title:

                                            GREENHILL CAPITAL PARTNERS LLC



                                            By:________________________________

                                            Its:_______________________________

                                            ABRAMS CAPITAL PARTNERS II, L.P.


                                            By:________________________________

                                            Its:_______________________________

                                            ABRAMS CAPITAL PARTNERS I, L.P.


                                            By:________________________________

                                            Its:_______________________________

                                            WHITECREST PARTNERS, L.P.


                                            By:________________________________

                                            Its:_______________________________

                                                               EXHIBIT C



         Investor                                    Percentage
         --------                                    ----------

         Fortress                                    48%
         Abrams                                      32%
         Greenhill                                   20%